Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FOURTH QUARTER 2018 RESULTS

FARMINGDALE, NJ – March 18, 2019 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the fourth quarter of 2018.

Fourth Quarter 2018 Highlights

•	GAAP net loss applicable to common stockholders of $39.7 million, or $2.42 per share
•	Core earnings attributable to common stockholders of $10.8 million, or $0.66 per share
•	Book value of $17.58 per share at December 31, 2018, a 9.7% decline from September 30, 2018, net of the Company’s fourth quarter dividend and before giving effect to the $0.15 special dividend
•	Declared regular common dividend of $0.49 per share; annualized common dividend yield at market close was 10.8% at March 15, 2019
•	Aggregate portfolio leverage stood at 4.8x at December 31, 2018
•	Increased UPB of MSR portfolio by approximately 10% during the quarter

“Cherry Hill had another year of strong earnings, despite a difficult market environment in the fourth quarter. We believe our asset selection has served our shareholders well to date,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation.

“In the fourth quarter, investor sentiment waned as a spike in volatility, geopolitical concerns and revised global growth expectations moved investors into safe-haven assets.  Spread sector assets struggled given the market volatility,” said Julian Evans, Chief Investment Officer.

Operating Results
Cherry Hill reported GAAP net loss applicable to common stockholders for the fourth quarter of 2018 of $39.7 million, or $2.42 per basic and diluted weighted average common share outstanding. The reported GAAP net loss was determined based primarily on the following: $6.6 million of net interest income, $13.0 million of net servicing income, a net realized loss of $2.9 million on the RMBS portfolio, a net realized loss of $3.2 million on derivatives, a net unrealized loss of $30.9 million on derivatives, a net unrealized loss of $21.9 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $2.6 million.

Core earnings attributable to common stockholders for the fourth quarter of 2018 were $10.8 million, or $0.66 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended December 31,
	2018	2017
	(unaudited)	(unaudited)
Income
Interest income	$16,958	$14,037
Interest expense	10,385	7,062
Net interest income	6,573	6,975
Servicing fee income	16,574	7,660
Servicing costs	3,528	1,939
Net servicing income	13,046	5,721
Other income (loss)
Realized loss on RMBS, net	(2,932)	(1)
Realized loss on derivatives, net	(3,162)	(1,260)
Unrealized gain (loss) on derivatives, net	(30,937)	8,447
Unrealized gain (loss) on investments in MSRs	(21,924)	3,688
Total Income (Loss)	(39,336)	23,570
Expenses
General and administrative expense	962	849
Management fee to affiliate	1,649	1,345
Total Expenses	2,611	2,194
Income (Loss) Before Income Taxes	(41,947)	21,376
Provision for corporate business taxes	(3,137)	1,143
Net Income (Loss)	(38,810)	20,233
Net (income) loss allocated to noncontrolling interests in Operating Partnership	505	(269)
Dividends on preferred stock	1,395	1,240
Net Income (Loss) Applicable to Common Stockholders	$(39,700)	$18,724
Net Income (Loss) Per Share of Common Stock
Basic	$(2.42)	$1.47
Diluted	$(2.42)	$1.47
Weighted Average Number of Shares of Common Stock Outstanding
Basic	16,382,914	12,713,265
Diluted	16,391,170	12,721,464

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the fourth quarter 2018 was approximately $13.9 million.

	Three Months Ended December 31,
	2018	2017
	(unaudited)	(unaudited)
Net Income (Loss)	$(38,810)	$20,233
Other comprehensive income:
Net unrealized gain (loss) on RMBS	13,862	(7,683)
Reclassification of net realized gain on RMBS included in earnings	2,932	1
Other comprehensive income (loss)	16,794	(7,682)
Comprehensive income (loss)	$(22,016)	$12,551
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	(286)	161
Dividends on preferred stock	1,395	1,240
Comprehensive income (loss) attributable to common stockholders	$(23,125)	$11,150

Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended December 31, 2018
The Company realized servicing fee income of $16.6 million from its MSR portfolio, interest income of $17.0 million from its RMBS portfolio and other loss of $59.0 million primarily related to unrealized losses on derivatives and investments in MSRs. The unpaid principal balance for the MSR portfolio stood at $24.8 billion as of December 31, 2018 and the carrying value of the MSR portfolio ended the quarter at $294.9 million.  Net interest spread for the RMBS portfolio stood at 1.31% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 4.8x.

The RMBS portfolio had a book and carrying value of approximately $1.8 billion at year-end December 31, 2018.  The portfolio had a weighted average coupon of 4.0% and weighted average maturity of 25 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At quarter end December 31, 2018, the Company held interest rate swaps with a notional amount of $1.4 billion, swaptions with a notional amount of $110.0 million, TBAs with a notional amount of $35.0 million, and Treasury futures with a notional amount of $80.0 million.

As of December 31, 2018, Cherry Hill’s GAAP book value was $17.58 per diluted share, a decrease of 10.4%, net of the fourth quarter dividend and $0.15 special dividend, from book value per share of $19.62 as of September 30, 2018.

Dividends

On December 13, 2018, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the fourth quarter of 2018. The Board of Directors also declared a $0.15 per share special cash dividend on the Company’s common stock. The dividends were paid in cash on January 29, 2019 to common stockholders of record as of the close of business on December 31, 2018. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock for the fourth quarter of 2018. The dividend was paid in cash on January 15, 2019 to preferred stockholders of record as of the close of business on December 31, 2018.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined by the Company as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized and unrealized (gain) loss on investments in Excess MSRs and MSRs, realized and unrealized gain (loss) on derivatives, and realized (gain) loss on acquired assets. Core earnings is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on preferred stock. Additionally, core earnings exclude (i) any tax (benefit) expense on unrealized (gain) loss on MSRs and (ii) any estimated catch up premium amortization (benefit) cost due to the use of current rather than historical estimates of constant prepayment rates for amortization of Excess MSRs. Core earnings include yield maintenance payments received in connection with the sale of the Company’s Excess MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income (loss) to core earnings for the three months ended December 31, 2018 and 2017:

	Three Months Ended December 31,
	2018	2017
	(unaudited)	(unaudited)
Net Income (Loss)	$(38,810)	$20,233
Realized loss on RMBS, net	2,932	1
Realized loss on derivatives, net	3,162	1,260
Unrealized loss (gain) on derivatives, net	30,937	(8,447)
Unrealized loss (gain) on investments in MSRs	21,924	(3,688)
Tax (benefit) expense on unrealized (loss) gain on MSRs	(3,260)	1,487
Changes due to realization of expected cash flows	(4,487)	(4,935)
Yield maintenance income	-	500
Total core earnings:	$12,398	$8,656
Core earnings attributable to noncontrolling interests in Operating Partnership	(159)	(113)
Dividends on preferred stock	1,395	1,240
Core Earnings Attributable to Common Stockholders	$10,845	$7,303
Core Earnings Attributable to Common Stockholders, per Share	$0.66	$0.57
GAAP Net Income (Loss) Per Share of Common Stock	$(2.42)	$1.47

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 18, 2019.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of December 31, 2018 and its results of operations for the full year of 2018 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call
The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Fourth Quarter 2018 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on April 18, 2019 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please reference access code “13688197.”

About Cherry Hill Mortgage Investment Corporation
Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com